Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-224188, 333-27173, 333-47006, 333-61716, 333-163524, 333- 171446, 333-173615, 333-173148, 333-187221 and 333-196543) and Form S-8 (Nos. 33-58479, 333- 28183, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865, 333-167387 and 333-197811) of our report dated April 13, 2020, relating to the consolidated financial statements of Teligent, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
April 13, 2020